Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-177440, No. 333-177446, No. 333-177447, and No. 333-177449) of our report dated March 9, 2012 except for the effects of the adoption of the new accounting guidance for the costs to acquire or renew insurance contracts, and the adoption of the accounting standard related to the presentation of comprehensive income discussed in Note 2, which is as of November 28, 2012 relating to the financial statements, which appears in Pruco Life Insurance Company of New Jersey’s Current Report on Form 8-K dated November 28, 2012.

/s/ PricewaterhouseCoopers LLP

New York, NY

November 28, 2012